Exhibit 4.2

Consolidated Financial Statements

(In Canadian dollars)

SCORE MEDIA AND
GAMING INC.

And Independent Auditors' Report thereon

Years ended August 31, 2020 and 2019

kpmg LLP

Vaughan Metropolitan Centre

100 New Park Place, Suite 1400

Vaughan ON L4K 0J3

Canada

Tel 905-265-5900

Fax 905-265-6390

independent AUDITORS' REPORT

To the Shareholders of Score Media and Gaming Inc.

Opinion

We have audited the consolidated financial statements of Score Media and Gaming Inc. (the Entity), which comprise:

•	the consolidated statements of financial position as at August 31, 2020 and 2019

•	the consolidated statements of comprehensive loss for the years then ended

•	the consolidated statements of changes in shareholders' equity for the years then ended

•	the consolidated statements of cash flows for the years then ended

•	and notes to the consolidated financial statements, including a summary of significant accounting policies

(Hereinafter referred to as the "financial statements").

In our opinion, the accompanying financial statements present fairly, in all material respects, the consolidated financial position of the Entity as at August 31, 2020 and 2019, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards (IFRS).

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the "Auditors' Responsibilities for the Audit of the Financial Statements" section of our auditors' report.

We are independent of the Entity in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada and we have fulfilled our other ethical responsibilities in accordance with these requirements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

© 2020 KPMG LLP, an Ontario limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. All rights reserved.

Other Information

Management is responsible for the other information. Other information comprises:

•	the information included in Management's Discussion and Analysis filed with the relevant Canadian Securities Commissions.

•	the Glossy Annual Report.

Our opinion on the financial statements does not cover the other information and we do not and will not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit and remain alert for indications that the other information appears to be materially misstated.

We obtained the information included in Management's Discussion and Analysis filed with the relevant Canadian Securities Commissions as at the date of this auditors' report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact in the auditors' report.

We have nothing to report in this regard.

The information, other than the financial statements and auditors' report thereon, included in the Glossy Annual Report is expected to be made available to us after the date of this auditors' report. If, based on the work we will perform on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact to those charged with governance.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards (IFRS), and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Entity's ability to continue as a going concern, disclosing as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Entity or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Entity's financial reporting process.

Auditors' Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors' report that includes our opinion.

Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists.

Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit.

We also:

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Entity's internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•	Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Entity's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditors' report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditors' report. However, future events or conditions may cause the Entity to cease to continue as a going concern.

•	Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•	Communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

•	Provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

The engagement partner on the audit resulting in this auditors' report is Derek Peters.

Vaughan, Canada

October 28, 2020

SCORE MEDIA AND GAMING INC.

Consolidated Statements of Financial Position

(In thousands of Canadian dollars)

August 31, 2020 and 2019

	2020	2019
Assets
Current assets:
Cash and cash equivalents	$40,116	$4,035
Restricted cash related to customer deposits	1,859	11
Accounts receivable	5,455	7,956
Tax credits recoverable (note 6)	1,616	–
Prepaid expenses, deposits and other assets	2,048	1,261
	51,094	13,263
Non-current assets:
Restricted cash related to customer deposits	–	668
Property and equipment (note 3)	4,136	1,373
Intangible and other assets (note 4)	23,477	21,760
Tax credits recoverable (note 6)	–	1,616
	27,613	25,417
Total assets	$78,707	$38,680
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$10,353	$7,147
Current portion of loans and other borrowings (note 8)	6,645	–
Current portion of deferred lease obligation	–	184
Current portion of lease liabilities	908	–
Other current financial liabilities (note 16)	231	–
	18,137	7,331
Non-current liabilities:
Loans and other borrowings (note 8)	740	–
Deferred lease obligation	–	112
Lease liabilities	1,042	–
Convertible debenture (note 13)	29,584	–
	31,366	112
	49,503	7,443
Shareholders' equity	29,204	31,237
Commitments (note 9)
Subsequent event (note 19)
Total liabilities and shareholders' equity	$78,707	$38,680

See accompanying notes to consolidated financial statements.

On behalf of the Board:

John Levy	Director

Bill Thomson	Director

SCORE MEDIA AND GAMING INC.

Consolidated Statements of Comprehensive Loss

(In thousands of Canadian dollars, except per share amounts)

Years ended August 31, 2020 and 2019

	2020	2019
Revenue (note 11)	$20,719	$31,121
Operating expenses (note 15):
Product development and content	8,149	9,160
Sales and marketing	13,036	10,331
Technology and operations	16,241	7,717
General and administration	13,756	10,407
Depreciation and amortization (notes 3 and 4)	5,397	3,117
	56,579	40,732
Operating loss	(35,860)	(9,611)
Finance income (expense) (note 17)	(5,177)	198
Loss before income taxes	(41,037)	(9,413)
Deferred income tax recovery (note 18)	(3,107)	–
Net loss	(37,930)	(9,413)
Other comprehensive income:
Foreign currency translation differences from foreign operations
	508	4
Comprehensive loss	$(37,422)	$(9,409)
Loss per share - basic and diluted (note 12)	$(0.11)	$(0.03)

See accompanying notes to consolidated financial statements.

SCORE MEDIA AND GAMING INC.

Consolidated Statements of Changes in Shareholders' Equity

(In thousands of Canadian dollars, except per share amounts)

Years ended August 31, 2020 and 2019

	Special voting shares		Class A subordinate voting shares
	Amount	Number of shares	Amount	Number of shares	Contributed surplus	Accumulated other comprehensive income	Equity component of convertible debenture	Deficit	Total shareholders' equity
Balance, August 31, 2018	$15	5,566	$68,923	297,055,284	$4,777	$–	$–	$(55,433)	$18,282
Net loss	–	–	–	–	–	–	–	(9,413)	(9,413)
Stock-based compensation expense (note 10)	–	–	–	–	561	–	–	–	561
Shares issued on exercise of stock options (note 10)	–	–	176	595,419	(58)	–	–	–	118
Shares issued on completion of private placement November 2018	–	–	8,500	36,956,522	–	–	–	–	8,500
Shares issued on completion of private placement August 2019	–	–	13,185	22,222,223	–	–	–	–	13,185
Foreign currency translation differences from foreign operations	–	–	–	–	–	4	–	–	4
Balance, August 31, 2019	15	5,566	90,784	356,829,448	5,280	4	–	(64,846)	31,237
Transition adjustments upon adoption of IFRS 16 (note 2)	–	–	–	–	–	–	–	(225)	(225)
Nel loss	–	–	–	–	–	–	–	(37,930)	(37,930)
Stock-based compensation expense (note 10)	–	–	–	–	2,305	–	–	–	2,305
Shares issued on exercise of stock options (note 10)	–	–	776	1,669,416	(345)	–	–	–	431
Restricted stock unit issued (note 10)	–	–	917	2,320,749	–	–	–	–	917
Convertible debenture, net of tax (note 13)	–	–	–	–	–	–	8,891	–	8,891
Foreign currency translation differences from foreign operations	–	–	–	–	–	508	–	–	508
Shares issued on completion of public offering August 2020 (note 14)	–	–	23,070	38,500,000	–	–	–	–	23,070
Balance, August 31, 2020	$15	5,566	$115,547	399,319,613	$7,240	$512	$8,891	$(103,001)	$29,204

See accompanying notes to consolidated financial statements.

SCORE MEDIA AND GAMING INC.

Consolidated Statements of Cash Flows

(In thousands of Canadian dollars, except per share amounts)

Years ended August 31, 2020 and 2019

	2020	2019
Cash flows used in operating activities:
Net loss	$(37,930)	$(9,413)
Adjustments for:
Depreciation and amortization	5,397	3,117
Stock-based compensation (note 10)	3,222	561
Interest accretion on lease liabilities	133	–
Interest accretion on loans and borrowings	46	–
Interest accretion on convertible debenture (note 13)	4,613	–
Unrealized foreign exchange loss	718	–
Deferred income tax recovery (note 18)	(3,107)	–
	(26,908)	(5,735)
Change in non-cash operating assets and liabilities:
Accounts receivable	2,500	(2,117)
Restricted cash related to customer deposits	(1,231)	(679)
Prepaid expenses, deposits and other assets	(795)	(183)
Accounts payable and accrued liabilities	3,359	3,437
Deferred lease obligation	–	(119)
Other financial liabilities (note 16)	238	–
	(22,837)	(5,396)
Cash flows from financing activities:
Exercise of stock options	431	118
Payment of lease liabilities (note 2)	(993)	–
Payment of loans and other borrowings	(119)	–
Loans and other borrowings (note 8)	7,487	–
Issuance of convertible debenture, net of transactions costs (note 13)	37,272	–
Issuance of shares, net of transaction costs (note 14)	23,070	21,685
	67,148	21,803
Cash flows used in investing activities:
Additions to property and equipment (note 3)	(1,858)	(316)
Additions to intangible and other assets (note 4)	(6,359)	(18,407)
	(8,217)	(18,723)
Increase (decrease) in cash and cash equivalents	36,094	(2,316)
Effect of exchange rate fluctuations on cash held	(13)	4
Cash and cash equivalents, beginning of year	4,035	6,347
Cash and cash equivalents, end of year	$40,116	$4,035

See accompanying notes to consolidated financial statements.

SCORE MEDIA AND GAMING INC.

Notes to Consolidated Financial Statements

(In thousands of Canadian dollars, unless otherwise stated)

Years ended August 31, 2020 and 2019

1.	Nature of operations:

(a)	Business:

Score Media and Gaming Inc. ("theScore" or the "Company") empowers millions of sports fans through its digital media and sports betting products. Its media app 'theScore' is one of the most popular in North America, delivering fans highly-personalized live scores, news, stats, and betting information from their favorite teams, leagues, and players. The Company's sports betting app 'theScore Bet' delivers an immersive and holistic mobile sports betting experience and is currently available to place wagers in New Jersey, Colorado, and Indiana. Publicly traded on the Toronto Stock Exchange (SCR), theScore also creates and distributes innovative digital content through its web, social and esports platforms. The Company is organized and operates as one operating segment for the purpose of making operating decisions and assessing performance.

(b)	Basis of presentation and statement of compliance:

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB").

These consolidated financial statements are presented in Canadian dollars, which is the Company's functional currency. Note that the functional currency of certain wholly owned subsidiaries is in U.S. dollars (note 2(e)) and have been translated using principles as defined under IFRS.

These consolidated financial statements were approved by the Board of Directors of the Company on October 28, 2020.

SCORE MEDIA AND GAMING INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, unless otherwise stated)

Years ended August 31, 2020 and 2019

2.	Significant accounting policies:

(a)	Basis of measurement:

The consolidated financial statements have been primarily prepared using the historical cost basis, except certain financial instruments as disclosed in note 16, which are measured at fair value.

(b)	Principles of consolidation:

(i)	Subsidiaries:

Subsidiaries are entities controlled by the Company. The Company controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity.

The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. The Company has six wholly-owned subsidiaries through which the Company owns its assets and operates its business, being Score Media Ventures Inc., ScoreMobile Inc., SDSV Inc., 2733692 Ontario Inc., SDSV (Delaware) Inc., and Score Digital Sports Ventures Inc.

(ii)	Intercompany transactions:

All intercompany balances and transactions with subsidiaries, and any unrealized revenue and expenses arising from intercompany transactions are eliminated in preparing these consolidated financial statements.

SCORE MEDIA AND GAMING INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, unless otherwise stated)

Years ended August 31, 2020 and 2019

2.	Significant accounting policies (continued):

(c)	New accounting policies adopted in the current year:

The Company adopted new amendments to the following accounting standards commencing September 1, 2019.

(i)	IFRS 16, Leases ("IFRS 16"):

Effective September 1, 2019, the Company adopted IFRS 16 which specifies the methodology to recognize, measure, present and disclose leases. The standard introduces a single, on-balance sheet lessee accounting model, requiring lessees to recognize right-of-use assets and lease liabilities representing its obligation to make lease payments, unless the underlying leased asset has a low value or is considered short term.

The Company leases office premises and equipment. Under IFRS 16, the Company recognizes right-of-use assets and lease liabilities for most leases - i.e. these leases are on-balance sheet.

The Company presents right-of-use assets in "property and equipment", whereas lease liabilities are separately presented in the consolidated statements of financial position.

The Company recognizes a right-of-use asset and a lease liability at lease commencement date. The right-of-use asset is initially measured at cost, and subsequently at cost less any accumulated depreciation and impairment losses, and adjusted for certain re-measurements of the lease liability.

The Company adopted IFRS 16 using a modified retrospective approach. Accordingly, comparative information presented for the year ended August 31, 2019 has not been restated. On transition to IFRS 16, the Company elected to apply the practical expedient approach to grandfather the assessment of which transactions are leases. The Company applied IFRS 16 only to contracts that were previously identified as leases. Contracts that were not identified as leases under IAS 17, Leases ("IAS 17"), and International Financial Reporting Interpretations Committee 4, Determining whether an Arrangement Contains a Lease, were not reassessed. The Company's leases primarily consist of leases for office premises with terms ranging from two to four years. The lease term includes periods covered by an option to extend if the Company is reasonably certain to exercise that option.

SCORE MEDIA AND GAMING INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, unless otherwise stated)

Years ended August 31, 2020 and 2019

2.	Significant accounting policies (continued):

At transition on September 1, 2019, for leases classified as operating leases under IAS 17, lease liabilities were measured at the present value of lease payments at inception, discounted at the Company's incremental borrowing rate. Right-of-use assets are measured at an amount equal to the lease liabilities, adjusted for any prepaid or accrued lease payments relating to that lease.

The Company has elected to use the following practical expedients when applying IFRS 16 to leases previously classified as operating leases under IAS 17:

●	applied a single discount rate to a portfolio of leases with reasonably similar characteristics;

●	excluded initial direct costs from the measurement of the right-of-use assets at the date of initial application; and

● relied upon the Company's assessment of whether leases are onerous under the requirements of IAS 37, Provisions, contingent liabilities and contingent assets as at August 31, 2019 as an alternative to reviewing our right-of-use assets for impairment.

The Company has elected not to separate non-lease components and will instead account for the lease and non-lease component as a single lease component. In addition, the Company has elected not to recognize right-of-use assets and lease liabilities for some leases of low value assets. The lease payments associated with these leases are recognized as an expense on a straight-line basis over the lease term.

The impact on transition to IFRS 16 as at September 1, 2019 is summarized below:

Right-of-use assets	$2,288
Current portion of lease liabilities	860
Lease liabilities	1,950

When measuring lease liabilities for leases that were classified as operating leases under IAS 17, the Company discounted lease payments using its incremental borrowing rate at September 1, 2019. The weighted average rate applied is 5.44%.

SCORE MEDIA AND GAMING INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, unless otherwise stated)

Years ended August 31, 2020 and 2019

2.	Significant accounting policies (continued):

Operating lease commitment at August 31, 2019, as disclosed in the Company's 2019 consolidated financial statements	$2,999

Discounted using the incremental borrowing rate at September 1, 2019	$2,756
Adjustment for discounted amount of additional lease recorded	54
Lease liabilities recognized at September 1, 2019	$2,810

IFRS 16 replaces the straight-line operating lease expense recorded under IAS 17 with a depreciation charge for right-of-use assets and interest expense on lease liabilities, which resulted in a decrease in operating expenses, an increase in depreciation expense and an increase in finance costs.

The Company has applied judgment to determine the lease term for some lease contracts that include renewal options. The assessment of whether the Company is reasonably certain to exercise such options impacts the lease term, which significantly affects the amount of lease liabilities and right-of-use assets recognized.

As a result of initially applying IFRS 16, in relation to the leases that were previously classified as operating leases, the Company recognized $2,288 of right-of-use assets and $2,810 of lease liabilities as at September 1, 2019. During the year ended August 31, 2020, the Company recognized depreciation of right-of-use assets of $742 (2019 - nil), and finance cost of $133 (2019 - nil).

Operating lease commitment as at September 1, 2019	$2,810
Interest accretion on lease liabilities	133
Payment of lease liabilities	(993)
Operating lease commitment as at August 31, 2020	$1,950

Current portion of lease liabilities	$908
Non-current portion of lease liabilities	1,042
$1,950

SCORE MEDIA AND GAMING INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, unless otherwise stated)

Years ended August 31, 2020 and 2019

2.	Significant accounting policies (continued):

The Company also made judgements in determining the incremental borrowing rate used in measuring the lease liabilities, reflecting the rate that the Company would have to pay for a loan of similar term, with similar security, to obtain asset of similar value.

Right-of-use assets and lease liabilities:

At inception of a contract, the Company assesses whether a contract is or contains a lease based on whether the contract conveys a right to control the use of an identified asset for a period of time in exchange for consideration.

The Company recognizes right-of-use assets and lease liabilities at the lease commencement date. After the initial adoption date, the right-of-use asset is initially measured at cost, which comprises:

●	the amount of the initial measurement of the lease liability;

●	any lease payments made at or before the commencement date, less any lease incentives received;

●	any initial direct costs incurred; and

● an estimate of costs to dismantle or remove the underlying asset, or restore the asset to the condition required by the terms and conditions of the lease.

Subsequent to initial measurement, right-of-use assets are measured at cost less any accumulated depreciation and impairment losses, and adjusted for certain remeasurements of the lease liability. The right-of-use assets are depreciated on a straight-line basis over the term of the lease, or the estimated useful life of the right-of-use assets if the Company expects to obtain the ownership of the leased asset at the end of the lease. The lease term includes the non-cancellable period of the lease and optional renewable periods that the Company is reasonably certain to extend.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company's incremental borrowing rate. Generally, the Company uses its incremental borrowing rate as the discount rate.

SCORE MEDIA AND GAMING INC.
Notes to Consolidated Financial Statements (continued) (In thousands of Canadian dollars, unless otherwise stated) Years ended August 31, 2020 and 2019

2.	Significant accounting policies (continued):

After initial recognition, the lease liability is measured at amortized cost using the effective interest method. The lease liability is remeasured when there is a change in future lease payments arising from a change in an index or rate, a change in the estimate of the amount expected to be payable under a residual value guarantee, or if the Company changes its assessment of whether it will exercise a purchase option, extension option or termination option. When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset.

The lease liability is also remeasured when the underlying lease contract is amended. When there is a decrease in contract scope, the lease liability and right-of-use asset will decrease relative to this change with the difference recorded in net income prior to the remeasurement of lease liability.

Short-term leases:

The aggregate cost of operating leases are recognized in profit or loss on a straight-line basis over the term of the lease, if less than 12 months. Lease incentives received are recognized as an integral part of the total lease expense over the term of the lease.

(ii)	Gaming revenue recognition:

As a result of the launch of theScore Bet, the Company has adopted the following policy for gaming revenue recognition:

In sports-betting related transactions where the Company generates a net gain or loss on a bet which is determined by an uncertain future event, the transaction is within the scope of IFRS 9 ("Financial Instruments"). Revenue is recorded as the gain or loss on betting transactions settled during the period less, free bets, promotional costs, bonuses and fair value adjustments on open bets (unsettled bets). The Company recognizes the gain or loss on a betting transaction as revenue when a bet is settled. The gain or loss is calculated as the total of sums bet less amounts paid out in respect of such bets when such bets are settled with the customer. Any open bets are accounted for as a derivative financial instrument carried at fair value through profit and loss ("FVTPL") instrument, with gains and losses on the open bets recognized in revenue.

11

SCORE MEDIA AND GAMING INC.
Notes to Consolidated Financial Statements (continued) (In thousands of Canadian dollars, unless otherwise stated) Years ended August 31, 2020 and 2019

2.	Significant accounting policies (continued):

(d)	Property and equipment:

(i)	Recognition and measurement:

Property and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Cost includes expenses that are directly attributable to the acquisition of the asset. When parts of an item of property and equipment have different useful lives, they are accounted for as separate components of property and equipment and depreciated accordingly. The carrying amount of any replaced component or a component no longer in use is derecognized.

(ii)	Subsequent costs:

Subsequent costs are included in the asset's carrying amount or recognized as a separate asset only when it is probable that future economic benefits associated with the item of property and equipment will flow to the Company and the costs of the item can be reliably measured. All other expenses are charged to operating expenses as incurred.

(iii)	Depreciation:

Depreciation is based on the cost of an asset less its estimated residual value. Depreciation is charged to income or loss over the estimated useful life of an asset. Depreciation is provided on a declining-balance basis using the following annual rates:

Computer equipment	30%
Office equipment	20%
Leasehold improvements	Shorter of asset's useful life and the term of lease
Right-of-use assets	Term of the lease

Depreciation methods, rates and residual values are reviewed annually and revised if the current method, estimated useful life or residual value is different from that estimated previously. The effect of such changes is recognized on a prospective basis in the consolidated financial statements.

12

SCORE MEDIA AND GAMING INC.
Notes to Consolidated Financial Statements (continued) (In thousands of Canadian dollars, unless otherwise stated) Years ended August 31, 2020 and 2019

2.	Significant accounting policies (continued):

(e)	Foreign currency translation:

(i)	Foreign currency transactions:

Foreign currency transactions are translated to the Company's functional currency using exchange rates at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies at year end exchange rates are generally recognized in profit or loss. They are deferred in equity if they are attributable to part of the net investment in a foreign operation.

(ii)	Foreign balances:

The assets and liabilities of foreign operations are translated to Canadian dollars at exchange rates at the reporting date. The income and expenses of foreign operations are translated to Canadian dollars using average exchange rates for the month during which the transactions occurred. Foreign currency differences are recognized in other comprehensive income in the cumulative translation account.

(f)	Intangible assets:

Product development costs and other outlays are only capitalized if the general recognition requirements in IAS 38, Intangible Assets ("IAS 38") are met, which include whether the item meets the definition of an intangible asset and that it is probable that expected future economic benefits will flow to the Company and that the cost of the asset can be measured reliably. To meet the definition criteria, one of the factors the Company assesses is whether the item is capable of being separated or divided from the Company. Expenditures that are considered to relate to development of the business as a whole are not capitalized as intangible assets and are expensed when incurred. Costs such as enhancements and routine maintenance are expensed when incurred.

13

SCORE MEDIA AND GAMING INC.
Notes to Consolidated Financial Statements (continued) (In thousands of Canadian dollars, unless otherwise stated) Years ended August 31, 2020 and 2019

2.	Significant accounting policies (continued):

Product development costs are also only capitalized if the Company can demonstrate all of the following:

•	the technological feasibility of the project;

•	the intention to complete the project and use or sell it;

•	the availability of adequate resources to complete the project;

•	the ability to sell or use the intangible asset created;

•	the ability to reliably measure the expenditure attributable to the asset during the development phase; and

•	how the intangible asset will generate probable future economic benefits.

If the projects being reviewed do not meet the criteria for capitalization, the related costs are expensed when incurred. See note 2(r) for a discussion of estimates and judgments.

Product development costs are amortized on a 30% declining-balance basis commencing when they are available for use and form part of the revenue-producing activities of the Company. Research, maintenance, improvements, promotional and advertising expenses associated with the Company's products are expensed as incurred.

Intangible assets with finite useful lives are amortized over their expected useful lives and are tested for impairment, as described in note 2(g). Useful lives, residual values and amortization methods for intangible assets with finite useful lives are reviewed at least annually and revised if the current method, estimated useful life, or residual value is different from that estimated previously. The effects of such changes are recognized on a prospective basis in the consolidated financial statements.

Trademarks are amortized on a straight-line basis over an expected useful life of 10 years.

Computer software is amortized over the useful life.

14

SCORE MEDIA AND GAMING INC.
Notes to Consolidated Financial Statements (continued) (In thousands of Canadian dollars, unless otherwise stated) Years ended August 31, 2020 and 2019

2.	Significant accounting policies (continued):

Product development costs primarily consist of internal labour costs incurred by the Company in developing its products, and also include, from time to time, external contractor costs incurred. Development costs, which by definition represent costs for the production of new or substantially improved products, are capitalized from the time the project first meets both the general recognition requirements for an intangible asset in IAS 38 and the more specific criteria in IAS 38 for the recognition of an internally developed intangible asset arising from development. Capitalization ceases when the product is available for use, or when the project no longer meets the recognition criteria.

Market access licenses which are included in licenses and other assets are amortized on a straight-line basis over their respective license period which ranges from five years to 20 years.

(g)	Impairment:

Impairment of non-financial assets:

The carrying values of non-financial assets with finite useful lives, such as property and equipment and intangible assets, are assessed for impairment at the end of each reporting date for indication of impairment or whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If any such indication exists, the recoverable amount of the asset must be determined. Such assets are impaired if their recoverable amount is lower than their carrying amount. If it is not possible to estimate the recoverable amount of an individual asset, the recoverable amount of the cash generating unit ("CGU") to which the asset belongs is tested for impairment. A CGU is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. The recoverable amount is the greater of an asset's fair value less costs to sell or its value in use. If the recoverable amount of an asset or CGU is estimated to be less than its carrying amount, the carrying amount of the asset or CGU is reduced to its recoverable amount. The resulting impairment loss is recognized in income or loss.

An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. When an impairment loss is subsequently reversed, the carrying amount of the asset or CGU is increased to the revised estimate of its recoverable amount. The increased carrying amount does not exceed the carrying amount that would have been recorded had no impairment losses been recognized for the asset or CGU in prior years.

15

SCORE MEDIA AND GAMING INC.
Notes to Consolidated Financial Statements (continued) (In thousands of Canadian dollars, unless otherwise stated) Years ended August 31, 2020 and 2019

2.	Significant accounting policies (continued):

(h)	Short-term employee benefits:

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognized for the amount expected to be paid under employee short-term incentive compensation plans if there is legal or constructive obligation to pay this amount at the time and the obligation can be estimated reliably.

(i)	Stock-based payment transactions:

Certain members of the Company's personnel participate in stock-based compensation plans (note 10). The stock-based compensation costs are expensed by the Company under operating expenses in profit or loss. The grant date fair value of stock-based payment awards granted to the Company's employees is recognized as a compensation cost, with a corresponding increase in contributed surplus within shareholders' equity, over the period that the employees unconditionally become entitled to the awards. The amount recognized as compensation cost is adjusted to reflect the number of awards for which the related service vesting conditions are expected to be met, such that the amount ultimately recognized as compensation cost is based on the number of awards that vest.

(j)	Provisions:

Provisions are recognized when a present obligation as a result of a past event will lead to a probable outflow of economic resources from the Company and the amount of that outflow can be estimated reliably. The timing or amount of the outflow may still be uncertain. A present obligation arises from the presence of a legal or constructive obligation that has resulted from past events, for example, legal disputes or onerous contracts.

Provisions are measured at the estimated expenditure required to settle the present obligation, based on the most reliable evidence available at the reporting date, including the risks and uncertainties associated with the present obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The Company has no material provisions as at August 31, 2020 and 2019.

16

SCORE MEDIA AND GAMING INC.
Notes to Consolidated Financial Statements (continued) (In thousands of Canadian dollars, unless otherwise stated) Years ended August 31, 2020 and 2019

2.	Significant accounting policies (continued):

(k)	Operating leases:

The aggregate cost of operating leases are recognized in profit or loss on a straight-line basis over the term of the lease, if less than 12 months. Lease incentives received are recognized as an integral part of the total lease expense over the term of the lease.

(l)	Income taxes:

Deferred tax assets are recognized for the future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and their respective tax bases. A deferred tax asset is recognized for unused tax losses, tax credits, and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized. Deferred tax assets and liabilities are not recognized for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable income or loss, and differences relating to investments in subsidiaries to the extent that it is probable that they will not reverse in the foreseeable future. Deferred tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which the related temporary differences are expected to be recovered or settled.

(m)	Refundable tax credits and government assistance:

Refundable tax credits related to digital media development products are recognized in profit or loss when there is reasonable assurance that they will be received and the Company has and will comply with the conditions associated with the relevant government program. These investment tax credits are recorded and presented as either a deduction to the carrying amount of the asset and subsequently recognized over the useful life of the related asset or recognized directly to profit or loss based on the accounting of the initial costs incurred to which the tax credits were applied. When collection of the tax credits is not expected within 12 months of the end of the reporting years, then such amounts are classified as non-current assets.

Government assistance related to expenses are presented as part of comprehensive loss, as a deduction to the related expense in the reporting period.

17

SCORE MEDIA AND GAMING INC.
Notes to Consolidated Financial Statements (continued) (In thousands of Canadian dollars, unless otherwise stated) Years ended August 31, 2020 and 2019

2.	Significant accounting policies (continued):

During the year ended August 31, 2020, the Company determined it was eligible for the Canadian Emergency Wage Subsidy ("CEWS"). The Company recognized a reduction in salary costs of $4,418 based on the estimated funding available during the eligibility period from March 15, 2020. The amount receivable at year ended August 31, 2020 is $1,519.

(n)	Revenue recognition:

(i)	Revenue from contracts with customers:

The Company records revenue in accordance with the five steps in IFRS 15, Revenue from Contracts with Customers, as follows:

(1)	Identify the contract with a customer;

(2)	Identify the performance obligations in the contract;

(3)	Determine the transaction price, which is the amount the Company expects to be entitled to;

(4)	Allocate the transaction price among the performance obligations in the contract based on their relative stand-alone selling prices; and

(5)	Recognize revenue when or as the goods or services are transferred to the customer.

The Company's principal sources of revenue are from advertising on its digital media properties. Advertising revenue is recorded at the time advertisements are displayed on the Company's digital media properties. Funds received from advertising customers before advertisements are displayed are recorded as deferred revenue.

18

SCORE MEDIA AND GAMING INC.
Notes to Consolidated Financial Statements (continued) (In thousands of Canadian dollars, unless otherwise stated) Years ended August 31, 2020 and 2019

2.	Significant accounting policies (continued):

(ii)	Gaming revenue recognition:

In sports-betting related transactions where the Company generates a net gain or loss on a bet which is determined by an uncertain future event, the transaction is within the scope of IFRS 9 ("Financial Instruments"). Revenue is recorded as the gain or loss on betting transactions settled during the period less, free bets, promotional costs, bonuses and fair value adjustments on open bets (unsettled bets). The Company recognizes the gain or loss on a betting transaction as revenue when a bet is settled. The gain or loss is calculated as the total of sums bet less amounts paid out in respect of such bets when such bets are settled with the customer. Any open bets are accounted for as a derivative financial instrument carried at fair value through profit and loss ("FVTPL") instrument, with gains and losses on the open bets recognized in revenue.

(o)	Finance income:

Interest income on funds invested is recognized as it accrues in profit or loss, using the effective interest method.

(p)	Convertible debenture:

Compound financial instruments issued by the Company comprise convertible debentures that can be converted to share capital at the option of the holder, and the number of shares to be issued does not vary with changes in their fair value. The liability component of a compound financial instrument is recognized initially at the fair value of a similar liability that does not have an equity conversion option. The equity component is recognized initially as the difference between the fair value of the compound financial instrument as a whole and the fair value of the liability component. Any directly attributable transaction costs are allocated to the liability and equity components in proportion to their initial carrying amounts.

Subsequent to initial recognition, the liability component of a compound financial instrument is measured at amortized cost using the effective interest rate method. The equity component of a compound financial instrument is not remeasured subsequent to initial recognition. Interest, losses and gains relating to the financial liability are recognized as period costs.

19

SCORE MEDIA AND GAMING INC.
Notes to Consolidated Financial Statements (continued) (In thousands of Canadian dollars, unless otherwise stated) Years ended August 31, 2020 and 2019

2.	Significant accounting policies (continued):

(q)	Segment information:

The Company is organized and operates as one operating segment for purposes of making operating decisions and assessing performance. The chief operating decision makers, being the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the Chief Financial Officer, evaluate performance and make decisions about resources to be allocated based on financial data consistent with the presentation in these consolidated financial statements.

Virtually all of the Company's assets are located in Canada and U.S. and most of the Company's expenses are incurred in Canada and U.S.

(r)	Use of estimates and judgments:

The preparation of these consolidated financial statements requires management to make estimates, judgments and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, revenue and expenses. Actual results could differ from those estimates. Key areas of estimation and judgment are as follows:

(i)	Measurement uncertainty:

The preparation of the consolidated financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the application of accounting policies and reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Estimates are based on historical experience and other assumptions that are considered reasonable in the circumstances. The actual amount or values may vary in certain instances from the assumptions and estimates made. Changes will be recorded, with corresponding effect in profit or loss, when, and if, better information is obtained.

(ii)	Intangible assets:

Management's judgment is applied, and estimates are used, in determining whether costs qualify for recognition as internally developed intangible assets.

20

SCORE MEDIA AND GAMING INC.
Notes to Consolidated Financial Statements (continued) (In thousands of Canadian dollars, unless otherwise stated) Years ended August 31, 2020 and 2019

2.	Significant accounting policies (continued):

To be able to recognize an intangible asset, management must demonstrate the item meets the definition of an intangible asset in IAS 38. Management exercises significant judgment in determining whether an item meets the identifiability criteria in the definition of an intangible asset which, in part, requires that the item is capable of being separated or divided from the Company and sold, transferred or licensed either individually or together with a related contract or asset, whether or not the Company intends to do so. Judgment is required to distinguish those expenditures that develop the business as a whole, which cannot be capitalized as intangible assets and are expensed in the years incurred.

Also, to recognize an intangible asset, management, in its judgment, must demonstrate that it is probable that expected future economic benefits will flow to the Company and that the cost of the asset can be measured reliably. Estimates are used to determine the probability of expected future economic benefits that will flow to the Company. Future economic benefits include net cash flows from the sports betting app as well as net cash flows from future advertising sales, which are dependent upon the ability of the Company to attract users to its products and increase user engagement with its products, and may also include anticipated cost savings, depending upon the nature of the development project.

The Company capitalized internal product development costs during the years ended August 31, 2020 and 2019 for both new development projects and projects that, in management's judgment, represent substantial improvements to existing products. In assessing whether costs can be capitalized for improvements, management exercises significant judgment when considering the extent of the improvement and whether it is substantial, whether it is sufficiently separable and whether expected future economic benefits are derived from the improvement itself. Factors considered in assessing the extent of the improvement include, but are not limited to, the degree of change in functionality and the impact of the project on the ability of the Company to attract users to its products and increase user engagement with its products. Costs which do not meet these criteria, such as enhancements and routine maintenance, are expensed when incurred.

In addition, the Company uses estimation in determining the measurement of internal labour costs capitalized to intangible assets. The capitalization estimates are based upon the nature of the activities the developer performs.

21

SCORE MEDIA AND GAMING INC.
Notes to Consolidated Financial Statements (continued) (In thousands of Canadian dollars, unless otherwise stated) Years ended August 31, 2020 and 2019

2.	Significant accounting policies (continued):

Management's judgment is also used in determining appropriate amortization methods for intangible assets, and estimates are used in determining the expected useful lives of amortizable intangible assets.

(iii)	Tax credits:

Refundable tax credits related to expenditures to develop digital media products are recognized when there is reasonable assurance that they will be received and the Company has and will comply with the conditions associated with the relevant government program. Management's judgment is required in determining which expenditures and projects are reasonably assured of compliance with the relevant conditions and criteria and have, accordingly, met the recognition criteria.

(iv)	Impairment of non-financial assets:

An impairment test is carried out whenever events or changes in circumstances indicate that carrying amounts may not be recoverable and is performed by comparing the carrying amount of an asset or CGU and its recoverable amount. Management's judgment is required in determining whether an impairment indicator exists. The recoverable amount is the higher of fair value, less costs to sell, and its value in use over its remaining useful life.

This valuation process involves the use of methods which use assumptions to estimate future cash flows. The recoverable amount depends significantly on the discount rate used, as well as the expected future cash flows and the terminal growth rate used for extrapolation.

(v)	Programmatic receivables:

The Company estimates receivables pertaining to programmatic advertising revenues, based on the best information available at the recognition date. These estimates are trued up at the time of payment.

Amongst other factors, management considers the historic experience with the programmatic partner and the age of the outstanding balance.

22

SCORE MEDIA AND GAMING INC.
Notes to Consolidated Financial Statements (continued) (In thousands of Canadian dollars, unless otherwise stated) Years ended August 31, 2020 and 2019

2.	Significant accounting policies (continued):

(vi)	Allowance for doubtful accounts:

The valuation of accounts receivable requires valuation estimates to be made by management. These accounts receivable comprise a large and diverse base of advertisers dispersed across varying industries and locations that purchase advertising on the Company's digital media platforms.

The Company determines an allowance for doubtful accounts based on knowledge of the financial conditions of its customers, the aging of the receivables, customer and industry concentrations, the current business environment and historical experience. A change in any of the factors impacting the estimate of the allowance for doubtful accounts will directly impact the amount of bad debt expense recorded in facilities, administrative and other expenses.

The loss allowance for trade receivables must be calculated using the expected lifetime credit loss and recorded at the time of initial recognition.

23

SCORE MEDIA AND GAMING INC.
Notes to Consolidated Financial Statements (continued) (In thousands of Canadian dollars, unless otherwise stated) Years ended August 31, 2020 and 2019

3.	Property and equipment:

	Computer equipment	Office equipment	Leasehold improvements	Right-of-use assets	Total
Cost

Balance, August 31, 2018	$1,840	$935	$1,982	$–	$4,757
Additions	268	34	14	–	316

Balance, August 31, 2019	2,108	969	1,996	–	5,073
Adjustment pertaining to IFRS 16 adoption	–	–	–	2,288	2,288
Additions	1,491	39	328	–	1,858
Revaluations of foreign currency balances	(2)	–	–	–	(2)

Balance, August 31, 2020	$3,597	$1,008	$2,324	$2,288	$9,217

Accumulated depreciation

Balance, August 31, 2018	$1,431	$595	$1,278	$–	$3,304
Depreciation	145	73	178	–	396

Balance, August 31, 2019	1,576	668	1,456	–	3,700
Depreciation	318	65	256	742	1,381

Balance, August 31, 2020	$1,894	$733	$1,712	$742	$5,081

Carrying amounts

August 31, 2018	$409	$340	$704	$–	$1,453
August 31, 2019	532	301	540	–	1,373
August 31, 2020	1,703	275	612	1,546	4,136

24

SCORE MEDIA AND GAMING INC.
Notes to Consolidated Financial Statements (continued) (In thousands of Canadian dollars, unless otherwise stated) Years ended August 31, 2020 and 2019

4.	Intangible and other assets:

	Product development and software	Trademarks and domain names	Licenses and other assets	Total
Cost

Balance, August 31, 2018	$23,488	$358	$–	$23,846
Additions	3,758	–	14,649	18,407
Disposals	(1,580)	–	–	(1,580)

Balance, August 31, 2019	25,666	358	14,649	40,673
Additions	5,097	–	1,262	6,359
Revaluations of foreign currency balances	–	–	(353)	(353)
Disposals and reclassifications	(3,713)	–	(303)	(4,016)

Balance, August 31, 2020	$27,050	$358	$15,255	$42,663

Accumulated amortization

Balance, August 31, 2018	$17,584	$188	$–	$17,772
Amortization	2,674	36	11	2,721
Disposals	(1,580)	–	–	(1,580)

Balance, August 31, 2019	18,678	224	11	18,913
Amortization	3,102	30	880	4,012
Revaluation of foreign currency balances	–	–	(26)	(26)
Disposals	(3,713)	–	–	(3,713)

Balance, August 31, 2020	$18,067	$254	$865	$19,186

Carrying amounts

August 31, 2018	$5,904	$170	$–	$6,074
August 31, 2019	6,988	134	14,638	21,760
August 31, 2020	8,983	104	14,390	23,477

During the year ended August 31, 2020, within the additions to product development and software, the Company capitalized internal and subcontractor costs of approximately $4,029 (2019 - $3,758).

Licenses and other assets include payments in respect of sports betting related market access licenses and associated costs, as well as payments related to sports betting related rights and licenses.

25

SCORE MEDIA AND GAMING INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, unless otherwise stated)

Years ended August 31, 2020 and 2019

4.	Intangible and other assets (continued):

The significant development projects for the year ended August 31, 2020 consisted of new features in theScore's betting app, including significant enhancements to live betting and sports data, and significant new enhancements to its core technology infrastructure.

The significant development projects for the year ended August 31, 2019 consisted of new social features in the Company's media app including public and private chat, Follow Together, as well as new features including a betting data section and a new website widget. The Company has also continued developing significant new enhancements to its core technology infrastructure as well as development of its sports betting app and related systems and services.

5.	Related party transactions:

(a)	Lease agreement:

In fiscal 2013, the Company entered into a lease for a property partially owned by the Chairman and Chief Executive Officer of the Company. The aggregate rent paid during the years ended August 31, 2020 and 2019 amounted to $40 and $40, respectively. The payable balances as at August 31, 2020 and 2019 were $2 and nil, respectively. These transactions are recorded at the exchange amount, being the amount agreed upon between the parties.

(b)	Transactions with key management personnel:

Key management personnel of the Company include directors and named executive officers. Total compensation costs for these key management personnel are as follows:

	2020	2019
Salaries and non-equity incentive compensation	$2,037	$1,614
Stock-based and other compensation	2,918	320
Total	$4,955	$1,934

(c)	Entities controlled and directed by the Company's Chairman and Chief Executive Officer and a director of the Company participated in financing transactions during the fiscal year. Refer to note 14 for details.

SCORE MEDIA AND GAMING INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, unless otherwise stated)

Years ended August 31, 2020 and 2019

6.	Tax credits:

As at August 31, 2020, tax credits recoverable of $1,616 are included in tax credits recoverable, current, in the consolidated statements of financial position (2019 - non-current, $1,616). Tax credits recoverable reflect management's best estimate of credits for which realization is reasonably assured based on consideration of both certificates of eligibility received from the Ontario Media Development Corporation ("OMDC") for specific claims and the OMDC's historical acceptance of expenditures of a similar nature for refundable credit, and the classification is based on the expected completion of the assessment by the relevant authorities.  No tax credits were accrued during the years ended August 31, 2020 and 2019.

7.	Capital risk management:

The Company's objectives in managing capital are to maintain its liquidity to fund future development and growth of the business. The capital structure consists of shareholders' equity, debt and cash.

The Company manages and adjusts its capital structure in consideration of changes in economic conditions and the risk characteristics of the underlying assets.

8.	Financial risk management:

The Company's loans and borrowings include:

	2020	2019
Current:
Revolving term credit facility	$6,250	$–
Computer equipment financing	395	–
	6,645	–
Non-current:
Computer equipment financing	740	–

At August 31, 2020, the Company has fully drawn on a 364-day revolving facility the terms of which are described in note 8(b).

The computer equipment financing relates to the financing arrangement for servers and other equipment and has been calculated using discounted cash flows for future payments over the three-year term of the borrowing using the effective interest rate of 5.62%.

SCORE MEDIA AND GAMING INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, unless otherwise stated)

Years ended August 31, 2020 and 2019

8.	Financial risk management (continued):

The Company has exposure to credit risk, liquidity risk and market risk from its use of financial instruments. This note presents information about the Company's exposure to each of these risks and the Company's objectives, policies and processes for measuring and managing these risks.

(a)	Credit risk:

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Company's receivables from customers. The carrying amount of financial assets represents the maximum credit exposure. The Company's exposure to credit risk is influenced mainly by the individual characteristics of each customer.

As at August 31, 2020 and 2019, the Company had a loss allowance for trade receivables of $10 and $54, respectively.

At August 31, 2020 and 2019, $655 and $1,093, respectively, of accounts receivable were considered past due, which is defined as amounts outstanding beyond normal credit terms and conditions for respective customers that can extend up to 150 days from the date of initial date of invoicing. The Company believes that its allowance for doubtful accounts sufficiently reflected the related credit risk based on the nature of the Company's customers and consideration of past performance.

The Company has customer concentration risk as one customer, a programmatic network, represented 14% of revenue, for the year ended August 31, 2020 (2019 - one customer, a programmatic network, represented 10% of revenue, respectively). As at August 31, 2020, two customers, a media agency and programmatic network, represented 13% and 13%, respectively, of the trade accounts receivable balance of $3,909, not including CEWS receivable (2019 - one customer, a media agency, represented 19%, respectively).

SCORE MEDIA AND GAMING INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, unless otherwise stated)

Years ended August 31, 2020 and 2019

8.	Financial risk management (continued):

(b)	Liquidity risk:

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. As at August 31, 2020, the Company had cash and cash equivalents of $40,116 (2019 - $4,035), restricted cash related to customer deposits on the betting platform of $1,859 (2019 - $679), accounts receivable of $5,455 (2019 - $7,956), tax credits recoverable of $1,616 (2019 - $1,616), accounts payable and accrued liabilities to third parties of $10,353 (2019 - $7,147), and current portion of loans and other borrowings of $6,645 (2019 - nil). Accounts payable and accrued liabilities have contracted maturities of less than 12 months.

Management prepares budgets and cash flow forecasts to assist in managing liquidity risk. The Company has a history of operating losses, and can be expected to generate continued operating losses and negative cash flows in the future while it carries out its current business plan to further develop and expand its digital media and gaming business.

The Company also has access to a $5,000 revolving demand credit facility with a Canadian chartered bank. The credit facility is available for working capital purposes and the amount available is based on a percentage of the Company's accounts receivable and those of certain of its subsidiaries. The facility is secured by substantially all of the assets of the Company and certain of its subsidiaries. At August 31, 2020, the Company could draw $2,289 on this facility.

The credit facility bears an interest rate at the lenders prime rate plus 1.00% per annum. The credit facility is repayable on demand and is subject to certain financial covenants.

In July 2020, the Company entered into a $6,250 revolving term credit facility with the same Canadian chartered bank that maintains the Company's $5,000 revolving demand operating credit facility, supported by Export Development Corporation's Business Credit Availability Program ("EDC BCAP"). The term credit facility is available to provide additional liquidity to the Company and to mitigate the impact of COVID-19 on the Company's operations. The term credit facility is secured by substantially all of the assets of the Company and certain of its subsidiaries. The term credit facility bears interest rate at the lender's prime rate plus 2.00% per annum and is subject to a facility fee in respect of the EDC BCAP program of 1.80%. The term credit facility is repayable by July 15, 2021, is extendable for a further period of 364 days in certain circumstances and is subject to certain financial covenants. On July 24, 2020, the Company completed a drawdown of the revolving credit facility in the amount of $6,250.

SCORE MEDIA AND GAMING INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, unless otherwise stated)

Years ended August 31, 2020 and 2019

8.	Financial risk management (continued):

While the Company can utilize its cash, cash equivalents, revolving demand credit facility and revolving term credit facility to fund its operating and development expenditures, it does not have access to other committed sources of funding, and depending upon the level of expenditures and whether profitable operations can be achieved, may be required to seek additional funding in the future.

(c)	Market risk:

Market risk is the risk that changes in market prices, such as interest rates, foreign exchange rates and equity prices, will affect the Company's income or the value of its holdings of financial instruments. As at August 31, 2020, the Company does not have any financial instruments exposing it to market or interest rate risk, other than as disclosed in note 16.

The Company does not engage in risk management practices, such as hedging or use of derivative instruments.

The Company's head office is located in Canada. Some of the Company's customers and suppliers are based in Canada and, therefore, transact in Canadian dollars. Certain customers and suppliers are based outside of Canada and the associated financial assets and liabilities originate in U.S. dollars, Euros or Pounds Sterling, thereby exposing the Company to foreign exchange risk. Total U.S. dollar-denominated cash held with banks as at August 31, 2020 and 2019 were $2,553 and $2,700, respectively. Total U.S. dollar-denominated receivables as at August 31, 2020 and 2019 were $844 and $3,219, respectively. The Company's foreign exchange gain (loss) is included in finance income (expense) in the consolidated statements of comprehensive loss, and for the year ended August 31, 2020 was ($551) (2019 - $163).

SCORE MEDIA AND GAMING INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, unless otherwise stated)

Years ended August 31, 2020 and 2019

8.	Financial risk management (continued):

(d)	Fair values:

The Company has determined the estimated fair values of its financial instruments based on appropriate valuation methodologies, as disclosed below. However, considerable judgment is required to develop certain of these estimates. Accordingly, these estimated values are not necessarily indicative of the amounts the Company could realize in a current market exchange. The estimated fair value amounts can be materially affected by the use of different assumptions or methodologies. The methods and assumptions used to estimate the fair value of each class of financial instruments are discussed below.

The different levels have been defined as follows:

•	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

•	Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Quoted market prices for an identical asset or liability represent a Level 1 valuation. When quoted market prices are not available, the Company maximizes the use of observable inputs within valuation models. When all significant inputs are observable, the valuation is classified as Level 2. Valuations that require the use of significant unobservable inputs are considered Level 3.

There were no material financial instruments categorized in Level 1 or Level 3 as at August 31, 2020 and 2019 and there were no transfers of fair value measurement between Levels 1, 2 and 3 of the fair value hierarchy in the respective years.

SCORE MEDIA AND GAMING INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, unless otherwise stated)

Years ended August 31, 2020 and 2019

9.	Commitments:

The Company has no off-balance sheet arrangements or long-term obligations other than the agreements noted below.

The Company has the following firm commitments under agreements:

		Later than
		one year and
	Not later than	not later than	Later than
	one year	five years	five years
Contractual commitments	$9,154	$18,989	$83,958

The Company has entered into several new agreements relating to its sports betting business which has increased future contractual commitments.

Office lease:

The Company's current lease agreement is for a 30,881 square foot space at its head office in Toronto, Ontario, and runs until September 30, 2022.

SCORE MEDIA AND GAMING INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, unless otherwise stated)

Years ended August 31, 2020 and 2019

10.	Stock-based compensation:

(a)	Stock option plan:

The Company has a stock option and restricted stock unit plan (the "Plan") under which the Board of Directors, or a committee appointed for such purpose, may, from time to time, grant to directors, officers and full-time employees of, or consultants to, theScore options to acquire Class A subordinate voting shares and restricted stock units ("RSUs"). Under the Plan, the exercise price of an option is based on the closing trading price on the day prior to the grant. An option's maximum term is 10 years and options generally vest in six month tranches over a period of three to five years. RSUs entitle a holder, subject to the holder's satisfaction of any conditions, restrictions, performance objectives, vesting period or limitations imposed under the Plan or set out in a grant letter, and subject to the Company's clawback policy, to receive a payment in Class A subordinate voting shares issued from treasury on the date when the RSU is vested. The maximum term of an RSU is 10 years. Certain of theScore's employees and consultants participate in the Plan in exchange for services provided to theScore.

The following table summarizes the status of options granted to employees of the Company under the Plan:

			Weighted
			average
		Exercise	exercise
	Number	price	price
Outstanding options, August 31, 2018	25,916,250	$0.13 - 0.385	$0.21
Granted	5,930,000	0.30 - 0.345	0.30
Cancelled	(2,949,582)	0.145 - 0.31	0.17
Exercised	(595,419)	0.145 - 0.31	0.19

Outstanding options, August 31, 2019	28,301,249	0.130 - 0.385	0.23
Granted	10,412,500	0.60 - 0.85	0.80
Cancelled	(1,305,750)	0.145 - 0.85	0.53
Exercised	(1,669,416)	0.13 - 0.385	0.26
Outstanding options, August 31, 2020	35,738,583	$0.13 - 0.85	0.38

Options exercisable, August 31, 2020	21,923,612	$0.13 - 0.85	$0.26

SCORE MEDIA AND GAMING INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, unless otherwise stated)

Years ended August 31, 2020 and 2019

10.	Stock-based compensation (continued):

The following table summarizes the range of exercise prices and the weighted average prices of outstanding and exercisable options as at August 31, 2020.

			Weighted
			average
	Options	Options	exercise
Exercise price	outstanding	exercisable	price
$0.13	2,550,000	2,550,000	$0.13
0.145	6,249,000	3,804,436	0.145
0.18	2,555,000	2,555,000	0.18
0.21	2,424,583	2,424,583	0.21
0.29	2,930,000	2,930,000	0.29
0.30	4,922,917	2,214,174	0.30
0.31	4,025,833	4,025,833	0.31
0.345	400,000	80,000	0.345
0.60	1,625,000	225,000	0.60
0.85	8,056,250	1,114,586	0.85
	35,738,583	21,923,612	0.26

As at August 31, 2020, the weighted average remaining contractual life of the options exercisable and outstanding is estimated to be 5.51 and 6.78 years, respectively. The estimated fair value of options granted during the years ended August 31, 2020 and 2019 was determined on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	2020	2019
Fair value of options	$0.28 - $0.70	$0.10 - $0.25
Exercise price	$0.60 - $0.85	$0.30 - $0.345
Risk-free interest rate	1% - 2%	1% - 2%
Dividend yield	–	–
Volatility factor of the future expected market price of shares	83%	81%
Weighted average expected life of the options	3 - 10 years	3 - 10 years

During the year ended August 31, 2020, stock-based compensation recorded in connection with stock options issued by the Company was $2,305 (2019 - $561).

SCORE MEDIA AND GAMING INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, unless otherwise stated)

Years ended August 31, 2020 and 2019

10.	Stock-based compensation (continued):

(b)	Restricted stock units:

In April 2020, every member of theScore's senior management team agreed to forego 25% of their salary from May 1 to August 31, 2020 in exchange for an equivalent grant of RSUs, with a variation of this program also made available on an optional basis to all full-time staff. An aggregate of 2,320,749 RSUs were granted on April 22, 2020 and fully vested on May 5, 2020, and the resulting number of shares were allotted to the participants. During the year ended August 31, 2020, share-based compensation recorded in connection with RSUs issued by theScore was $917 (2019 - nil).

(c)	Share purchase plan:

The Company has a share purchase plan (the "SPP") in order to facilitate the acquisition and the retention of Class A subordinate voting shares by eligible participants which as of May 1, 2020 has been paused as part of an initiative to reduce costs due to the impact of COVID-19. The SPP allows eligible participants to voluntarily join in a share purchase program. Under the terms of the SPP, eligible participants can have up to 5% of their compensation deducted from their pay to contribute towards the purchase of Class A subordinate voting shares of the Company. The Company makes a contribution equal to the amount of the compensation contributed by each participant. The Class A subordinate voting shares were purchased by an independent broker through the facilities of the TSX-V and are held by a custodian on behalf of the SPP participants. During the year ended August 31, 2020, the Company recorded an expense of $555, as part of personnel expenses, relating to its participating employees in the SPP (2019 - $549).

SCORE MEDIA AND GAMING INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, unless otherwise stated)

Years ended August 31, 2020 and 2019

11.	Revenue:

Revenue from media activities for the year ended August 31, 2020 was $22,156 (2019 - $31,123).

The Company generated $253 (2019 - nil) of gross gaming revenue1 for the year ended August 31, 2020. After taking into account promotional costs and fair value adjustments of unsettled bets, the Company generated negative net gaming revenue2 of $1,437 (2019 - $2) for the year ended August 31, 2020.

Revenue from Canadian sources for the year ended August 31, 2020 was $9,252 (2019 - $13,075), while revenue from non-Canadian sources (predominantly USA) for the same year was $11,467 (2019 - $18,046). Revenue from non-Canadian sources includes both media and gaming related amounts.

12.	Basic and diluted loss per share:

The following table sets forth the computation of basic and diluted loss per share:

	2020	2019

Net loss available to shareholders - basic and diluted	$(37,930)	$(9,413)

Weighted average shares outstanding - basic and diluted	331,054,928	328,990,434

Loss per share - basic and diluted	$(0.11)	$(0.03)

During the year ended August 31, 2020, there were no outstanding stock options, convertible debentures or warrants included in the computation of diluted loss per share as the impact would have been anti-dilutive.

[1]	Gross gaming revenue is calculated as dollar amounts bet by customers, less the dollar amounts paid out to customers in respect of such bets which have settled in the applicable period.
[2]	Net gaming revenue is measured as gross gaming revenue, less free bets, promotional costs, bonuses and fair value adjustments on unsettled bets. Refer to note 16 for more details on unsettled bets.

SCORE MEDIA AND GAMING INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, unless otherwise stated)

Years ended August 31, 2020 and 2019

13.	Convertible debenture:

On September 5, 2019, the Company completed a non-brokered financing of $40,000 by way of issuance of convertible debentures ("convertible debenture"). The convertible debentures carry an interest rate of 8.0%, payable in arrears, in equal semi-annual payments on the last day of February and August in each year commencing on February 29, 2020, with a maturity date of August 31, 2024, or the earlier date of redemption, repayment or conversion.

At the holder's option, the convertible debenture may be converted into Class A subordinate voting shares of the Company ("Class A Shares") at any time prior to the close of business on the earlier of the business day immediately preceding the maturity date and the business day immediately preceding the date fixed for redemption of the convertible debenture. The conversion price will be $0.75 for each Class A Share, being a conversion rate of 1,333.3333 Class A Shares issuable for each one thousand dollars principal amount of the convertible debenture, subject to adjustment in certain circumstances.

Subject to specified conditions, the convertible debenture may be redeemed at the Company's option at par plus accrued and unpaid interest at any time after August 31, 2023 if the volume weighted average trading price of the Class A Shares during the 20 trading days ending on the fifth trading day preceding the date on which notice of the redemption is given is not less than 125% of the conversion price, or if the principal sum of the convertible debenture outstanding is $4,000 or less.

Upon the occurrence of a change of control of the Company or the sale by the Company of its core assets, the Company will be required to make an offer to purchase the convertible debenture at a price equal to 105% of the principal amount plus accrued and unpaid interest.

Transaction costs of $3,031, were incurred and have been recorded pro rata against the liability and equity components.

SCORE MEDIA AND GAMING INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, unless otherwise stated)

Years ended August 31, 2020 and 2019

13.	Convertible debenture (continued):

On inception, the Company recorded the following amounts related to the convertible debenture:

Liability component	$27,018
Transaction costs	(2,047)
$24,971

Equity component - conversion feature	$12,982
Transaction costs	(984)
Income tax impact of convertible debenture	(3,107)
$8,891

For accounting purposes, the convertible debentures are separated into their liability and equity components by first valuing the liability component. The fair value of the liability component at the time of issue was calculated as the discounted cash flows for the convertible debentures assuming a 19% discount rate, which was the estimated rate for a similar convertible debenture without a conversion feature. The fair value of the equity component (conversion feature) was determined at the time of issue as the difference between the face value of the convertible debentures and the fair value of the liability component, less a deferred income tax adjustment to reflect the book to tax difference in value of the convertible debentures at the time of issuance.

Interest and accretion expense for the year ended August 31, 2020 was $4,613. During the fiscal year, the Company elected to accrue unpaid interest of $3,228, to the principal sum outstanding of the convertible debenture. This election results in a modification to the cash flows of the convertible debenture, as such, the Company has recalculated the gross carrying amount of the financial liability which resulted in a $424 gain recorded through profit and loss.

14.	Share capital:

The Company is authorized to issue the following capital stock:

5,566 special voting shares

Unlimited Class A subordinate voting shares

Unlimited preference shares

SCORE MEDIA AND GAMING INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, unless otherwise stated)

Years ended August 31, 2020 and 2019

14.	Share capital (continued):

The special voting shares, each convertible into one Class A subordinate voting share, entitle the holders to vote separately as a class and to one vote for each share held. In addition, these shares shall have the right to elect that number of members of the Board of Directors of the Company that would constitute a majority of the authorized number of directors of the Company plus two, subject to the right of the holders of Class A subordinate voting shares to elect at least two members of the Board of Directors.

The holders of Class A subordinate voting shares are entitled to one vote for each share held at all meetings of the shareholders, other than meetings at which only the holders of another class or series of shares are entitled to vote separately.

The preference shares are non-voting, except in certain circumstances and shall, with respect to the payment of dividends and the dissolution of assets in the event of liquidation or any other distribution of assets, rank on a parity with the preference shares of other series and be entitled to preference in liquidation over the special voting shares and the Class A subordinate voting shares. As at August 31, 2020 and 2019, no preference shares have been issued.

Public offering:

On August 25, 2020, the Company closed a short-form bought deal prospectus offering whereby it sold 38,500,000 Class A subordinate voting shares at a price per share of $0.65 for gross proceeds of $25,025. Proceeds net of commissions, and other direct costs of the offering, were $23,070. In addition, theScore has granted the underwriters an option, exercisable at any time, in whole or in part, until the date that is 30 days following the closing of the financing, to purchase up to an additional 5,775,000 Class A subordinate voting shares of the Company solely to cover over-allotments, if any, and for market stabilization purposes. Refer to subsequent event note 19 for further details on the overallotment.

On November 6, 2018, the Company closed a non-brokered private placement offering of 36,956,522 Class A subordinate voting shares at a price per share of $0.23 for net proceeds of $8,500. Entities controlled and directed by the Company's Chairman and Chief Executive Officer and a director of the Company participated in the private placement, purchasing 13,043,481 and 13,043,478 shares, respectively.

SCORE MEDIA AND GAMING INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, unless otherwise stated)

Years ended August 31, 2020 and 2019

14.	Share capital (continued):

On August 9, 2019, the Company closed a non-brokered private placement offering of 22,222,223 Class A subordinate voting shares at a price of $0.59 per share for net proceeds of $13,185. An entity controlled and directed by the Company's Chairman and Chief Executive Officer participated in the private placement, purchasing 2,222,222 shares.

15.	Reclassification of expense groupings:

Effective September 1, 2019, the Company has updated expense groupings to reflect a modified internal structure and areas of expenditure. The prior year comparatives have been reclassified to conform to the current year presentation and total expenses have not changed.

The following are expense groupings for the years ended August 31, 2020 and 2019 shown both with prior and updated expense groupings:

Previous groupings	2020	2019
Operating expenses:
Personnel	$17,698	$18,818
Content	2,622	2,109
Technology	4,490	3,014
Facilities, administrative and other	17,672	10,641
Marketing	5,478	2,472
Depreciation of property and equipment	1,382	396
Amortization of intangible assets	4,015	2,721
Stock-based compensation	3,222	561
	$56,579	$40,732

Updated groupings	2020	2019
Operating expenses:
Product development and content	$8,149	$9,160
Sales and marketing	13,036	10,331
Technology and administration	16,241	7,717
General and administration	13,756	10,407
Depreciation and amortization	5,397	3,117
	$56,579	$40,732

SCORE MEDIA AND GAMING INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, unless otherwise stated)

Years ended August 31, 2020 and 2019

16.	Other financial liabilities:

	2020	2019
Unsettled bets - at fair value	$231	$–

Other financial liabilities consist of open betting positions (unsettled bets) at year end. Unsettled bets are accounted for as derivative financial instruments and are carried at fair value. Gains and losses from these unsettled positions are recognized in revenue. User deposits are grouped in accounts payable.

17.	Finance income (expense):

	2020	2019
Interest expense	$(4,791)	$–
Interest income	165	38
Revaluation of foreign currency balances	(551)	160
Finance income (expense)	$(5,177)	$198

18.	Income taxes:

Recognized deferred tax assets and liabilities are attributable to the following:

Deferred income tax	Non-capital		Financing	Convertible
asset (liability)	losses	Tax credits	fees	debt	Net
2020	$2,583	$(428)	$63	$(2,218)	$–
2019	446	(428)	(18)	–	–

SCORE MEDIA AND GAMING INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, unless otherwise stated)

Years ended August 31, 2020 and 2019

18.	Income taxes (continued):

Unrecognized deferred tax assets:

Deferred tax assets have not been recognized for the following items as management estimated that it would not be probable that future years' taxable income will be available against which the Company could utilize the benefits therefrom:

	2020	2019
Non-capital income tax loss carryforwards	$25,605	$19,838
Capital losses carryforwards	127	127
Equipment and other deductible differences	5,588	4,591
Total	$31,320	$24,556

As at August 31, 2020, the Company has the following unrecognized non-capital losses available to reduce future years' taxable income for income tax purposes:

Income tax losses expiring in the year ending August 31:

2035 and earlier	$44,837
2036	9,202
2037	2,220
2038	2,540
2039	6,656
2040	30,203
$95,658

The property and equipment and other deductible temporary differences of $21,085 (2019 - $17,324) do not expire under current legislation.

SCORE MEDIA AND GAMING INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of Canadian dollars, unless otherwise stated)

Years ended August 31, 2020 and 2019

18.	Income taxes (continued):

During the years ended August 31, 2020 and 2019, the Company recorded income tax recovery of $3,107 and nil, respectively. A reconciliation of the income tax expense (recovery) based on the statutory income tax rate to that recorded is as follows:

	2020	2019
Income tax recovery based on the combined statutory income tax rate of 26.5% (2019 - 26.5%)	$(10,875)	$(2,494)
Tax effect of non-deductible and non-taxable items	992	307
Current year tax losses and deductible temporary differences for which no deferred tax is recognized	9,767	2,303
Recognition of previously unrecognized deferred tax assets	(3,107)	(138)
Tax rate difference on foreign profit or loss	116	22
Income tax expense (recovery)	$(3,107)	$–

As a result of the income tax impact related to the convertible debenture and the recording of the deferred tax liability of $3,107 during the year ended August 31, 2020, the Company recorded a deferred tax recovery of $3,107 related to operating loss carryforwards through the consolidated statements of comprehensive loss, resulting in a net deferred tax asset/liability of nil at August 31, 2020.

19.	Subsequent event:

On September 18, 2020, the Company announced that the underwriters of the public offering partially exercised their over-allotment option, resulting in the issuance of an additional 960,600 Class A Shares of the Company at a price of $0.65 per Class A Share in exchange for $624 of gross proceeds. Proceeds net of commissions, and other direct costs of the offering, were $587.